Exhibit 99.2

Xtrakter Acquisition Facts and Figures TRAX matched 2.3 million fixed income trades in 2011 Pricing data on approximately 53,000 international corporate bonds, government bonds and other securities Reference data for 290,000 fixed income securities Processed approximately 4 million regulatory transaction reports daily in 2011 Products Opportunities Transaction Reporting Facilitates transaction reporting to regulators in the UK, France, the Netherlands and Belgium Trade Matching (TRAX) Provides real-time trade matching for bilateral fixed income transactions across a range of asset classes Information Services Provides data on fixed income volume and liquidity, mark-to-market valuation and bond pricing information Incoming MiFID II regulations will require increased trade reporting across asset classes Expect to register as an approved publication arrangement (APA) under MiFID II Complements our existing European business with enhanced trade matching services Ability to leverage MarketAxess fixed income expertise and existing market data products Overview Founded in 1985; 70 employees based in London Acquired by Euroclear from ICMA in 2009 A leading provider of regulatory transaction reporting services, fixed income trade matching and fixed income reference data services Clients include full service global banks, inter- dealer brokers, market data distributors and investment management firms
Transaction Details Xtrakter Transaction Summary All cash purchase price of £26 million (approximately $42 million), plus transaction costs Expected closing date in first quarter of 2013, conditioned on regulatory approval Annualized 2012 revenue of approximately $24 million Expect transaction to be EPS neutral in 2013 Integration costs and investments Amortization of intangibles Expect synergies to drive accretion into 2014 Financial Impact